UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2016

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)
(303) 228-2200
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Amended Credit Facility
On December 22, 2016 (the "Effective Date"), Dividend Capital Total Realty Operating Partnership LP, a subsidiary of Dividend Capital Diversified Property Fund Inc. ("DPF"), as Borrower, entered into a First Amendment to Amended and Restated Credit and Term Loan Agreement (the "BofA First Amendment") with a syndicate of lenders (the "BofA Lenders") led by Bank of America, N.A., as Administrative Agent ("BofA"). The BofA First Amendment amends that certain Amended and Restated Credit and Term Loan Agreement (the "BofA Credit Facility") dated as of January 13, 2015 among the Borrower, the BofA Lenders and BofA. The BofA Credit Facility consists of a $400 million revolving credit facility and a $150 million senior unsecured term loan. The BofA First Amendment among other things increased the maximum outstanding principal amount under the term loan from $150 million to $275 million (the "Accordion") pursuant to Section 2.15(a) of the BofA Credit Facility.
Use of Proceeds
Borrowings under the Accordion will be used (i) to repay certain secured loans, (ii) to fund anticipated redemptions of DPF's unclassified shares of common stock, or "Class E" shares and (iii) for general corporate purposes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.
December 28, 2016
	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer